Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration No. 333-175861

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated April 10, 2012)
7,692,308 Shares
Common Stock

This Prospectus Supplement No. 2 supplements the prospectus dated April 10, 2012 or the prospectus, which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-175861).  This prospectus supplement is being filed to update, amend and supplement the information included or incorporated by reference in the prospectus with the information contained in our Current Reports on Form 8-K, filed with the Securities and Exchange Commission on April 19, 2012 (the “Current Report”).  Accordingly, we have attached the Current Reports to this prospectus supplement.

The prospectus and this prospectus supplement relate to the disposition from time to time by the selling stockholders identified in the prospectus, or their permitted transferees or other successors-in-interest, of an aggregate of 7,692,308 shares of our common stock, including shares issuable upon the exercise of warrants to purchase our common stock.  We are not selling any common stock under the prospectus and this prospectus supplement, and will not receive any of the proceeds from the sale of shares by the selling stockholders.

This prospectus supplement should be read in conjunction with the prospectus, which is to be delivered with this prospectus supplement.  This prospectus supplement updates, amends and supplements the information included or incorporated by reference in the prospectus.  If there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on The NASDAQ Capital Market under the symbol “TEAR,” and on the Toronto Stock Exchange under the symbol “TLB.”  The last reported sale price of our common stock on The NASDAQ Capital Market on April 18, 2012 was $4.14 per share.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 5 of the prospectus, and under similar headings in any amendments or supplements to the prospectus, and “Part I — Item 1A — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 19, 2012

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 16, 2012

TEARLAB CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7360 Carroll Rd, Ste 200
San Diego, CA  92121
(Address of principal executive offices, including zip code)

(858) 455-6006
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On April 16, 2012, TearLab Corporation (the “Company”) closed the public offering (the “Offering”) of 3,450,000 shares of its common stock at a price of $3.60 per share, less underwriting discounts and commissions. The Offering included the sale of 450,000 shares pursuant to the underwriter's over-allotment option. On April 16, 2012, the Company issued a press release announcing the exercise of the underwriter's over-allotment option and the closing of the Offering. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the attached exhibit is deemed to have been filed with the Securities and Exchange Commission:

Exhibit Number	Description

99.1	Press Release issued by TearLab Corporation dated April 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEARLAB CORPORATION

By:	/s/ William G. Dumencu
William G. Dumencu Chief Financial Officer

Date:  April 19, 2012

Exhibit 99.1

TearLab Corporation Announces Closing of Public Offering of Common Stock Including Full Exercise of Over-Allotment Option

SAN DIEGO, CA, April 16, 2012 -- TearLab Corporation (Nasdaq:TEAR; TSX:TLB) ("TearLab" or the "Company") today announced that it has closed an underwritten public offering of 3 million shares of its common stock at a price to the public of $3.60 per share.  Prior to the closing, the underwriter exercised in full the option to purchase an additional 450,000 shares of common stock at a price of $3.60 per share solely to cover over-allotments. The Company plans to use the approximately $11.3 million in total net proceeds for working capital and general corporate purposes.

Craig-Hallum Capital Group LLC is acting as the sole book-running manager for the offering.

Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained from the U.S. Securities and Exchange Commission at www.sec.gov, or from Craig-Hallum Capital Group LLC, 222 South Ninth Street, Suite 350, Minneapolis, MN 55402, or by calling 612-334-6300, or by emailing jackmccarthy@craig-hallum.com.

TearLab also announced that it has retained Roth Capital Partners to act as a financial advisor to the company.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of TearLab, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care. The TearLab® Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System. Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol “TEAR” and on the Toronto Stock Exchange under the symbol “TLB”.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the intended use of proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks associated with the cash requirements of the company’s business and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission, and represent the company’s views only as of the date they are made and should not be relied upon as representing the company’s views as of any subsequent date.  The company does not assume any obligation to update any forward-looking statements.

CONTACT:

Stephen Kilmer
(905) 906-6908
skilmer@tearlab.com

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 17, 2012

TEARLAB CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7360 Carroll Rd, Ste 200
San Diego, CA  92121
(Address of principal executive offices, including zip code)

(858) 455-6006
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2012, the compensation committee, or the Committee, of the board of directors, or the Board, of TearLab Corporation, or the Company, approved an increase in the annual salary for Elias Vamvakas, the Company’s Chief Executive Officer, from Cdn.$240,000 to Cdn.$360,000, as well as a cash bonus of Cdn.$60,000 to be paid to Mr. Vamvakas.  The Committee also recommended to the Board, and on April 17, 2012 the Board approved, the payment of cash bonuses to certain of the Company’s executive officers, referred to as the Bonus.

Under the terms of the Bonus, the Company will pay bonuses to certain of the Company’s executive officers totaling approximately $270,000, including the bonus payable to Mr. Vamvakas discussed above.  The amounts payable under the Bonus to Steve Zmina, Robert Walder and William Dumencu are $24,375, $24,863 and Cdn.$24,473, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEARLAB CORPORATION

By:	/s/ William G. Dumencu
William G. Dumencu Chief Financial Officer

Date:  April 19, 2012